Exhibit (g)(1)(x)

SUPPLEMENT TO THE CUSTODY AGREEMENT

HONG KONG - CHINA – CONNECT SERVICE

[SPSA Account Model for Stock and Bond Connect]

Date: 25 April, 2019

To:  The Bank of New York Mellon

Re:  Hong Kong - China – Stock and Bond Connect Service

Dear Sir or Madam:

Reference is made to the Custody Agreement entered into between Baillie Gifford Funds (BG Funds) and The Bank of New York Mellon (previously The Bank of New York) as custodian (BNYM) dated September 29, 2000, as amended or supplemented from time to time (CA).  Reference is further made to the Foreign Custodian Manager Agreement between BG Funds and BNYM dated September 29, 2000, as amended or supplemented from time to time (FCMA). Each separate series of BG Funds listed on Appendix A hereto, as it may be updated from time to time, is referred to separately herein as a Client.  BG Funds enters this letter (Letter) with BNYM on behalf of each Client separately and not jointly as a supplement to the CA.

This Letter relates to the Hong Kong China-Connect Service (as referenced in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service established between Shanghai Stock Exchange, Shenzhen Stock Exchange, China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), Hong Kong Exchanges and Clearing Limited, China Foreign Exchange Trade System & National Interbank Funding Centre (CFETS), China Central Depository & Clearing (CCDC), Shanghai Clearing House (SCH), the Central Moneymarkets Unit of the Monetary Authority of Hong Kong (CMU), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange’s clearing and nominee company, Hong Kong Securities Clearing Company Limited. (HKSCC).  The service applies to stocks and securities listed on a China Connect Market (China Connect Listed Stock) and bonds traded on the China Interbank Bond Market (China Connect Bonds) (China Connect Listed Stock and China Connect Bonds being collectively China Connect Securities).

Where used in this Letter, the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

Each Client may utilise the China Connect Service for China Connect Listed Stock and/or China Connect Bonds as stated on Appendix A hereto.  With respect to each Client this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect.

(a)         In respect of the China Connect Securities, BNYM will (and is authorised to):

(i)            establish, maintain and operate a segregated account/sub-account and ledger for each Client for each of China Connect Listed Stock and China Connect Bonds in each case in accordance with the CA and on BNYM’s books and records (each a BNYM China Connect Account/Record); and

(ii)           at BNYM’s appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for each Client for each of China Connect Listed Stock and China Connect Bonds for the deposit, custody and safekeeping of such securities (each a China Connect Account).

Each Client acknowledges and agrees that in respect of the China Connect Listed Stock, the Subcustodian and its clearing affiliate is a participant with HKSCC, and the Client is opting to utilise the Special Segregated Account (SPSA) offering available at HKSCC through the Subcustodian for multiple broker appointments and transactions in China Connect Listed Stock.  An SPSA account or accounts will be established and maintained with HKSCC with respect to each Client using its applicable unique identity and i.d. code, and each Client shall provide all information as is reasonably required to open and maintain each such SPSA account.  Each Client acknowledges and agrees that in respect of transactions in China Connect Bonds, a Bond Connect account at CMU, established through the Subcustodian as CMU participant, is required for each Client.  Each Client must directly apply to and be admitted for Connect in respect to China Connect Bonds with the Bond Connect Company Ltd. Each Client is responsible for obtaining its registration, admission and such account opening.  In addition, each Client is directly responsible for obtaining access to a trading platform to conduct China Connect Bond transactions into CFETS and for the appointment of its market maker counterparty(s).

Each Client is referred to the matters in paragraphs (i) and (j) below regarding accounts in the People’s Republic of China (PRC).

(b)         In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, each Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of a relevant SPSA account/China Connect Account that it instructs BNYM to effect will not, unless permitted by the China Securities Regulatory Commission (CSRC) or other relevant regulator, be in relation to the trading of China Connect Securities other than through the relevant China Connect market system.

(c)          Client instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the relevant BNYM service level description for Connect services (Service Level Description) from time to time, which Service Level Description shall be provided to BG Funds upon request) and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time).  Each Client shall be responsible for all trade instructions issued to its broker/market maker or counterparty engaged for trades in China Connect Securities and each Client is responsible for engaging its own broker or brokers and market makers (hereafter Broker which term will include HSBC Broker and any Designated Connect Broker unless otherwise specified) for Connect.  BNYM is not party to any brokerage or market making arrangement or agreement entered into between a Client and any Broker and takes no responsibility for such engagement or such services. With respect to Connect and transactions in China Connect Listed Stock, where a Client engages Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company HSBC Securities Brokers (Asia) Limited (HSBC Broker) or such other brokers as it may from time to time include in its SPSA “Plus” service (any such other broker being a Designated Connect Broker), the special terms outlined in paragraph (e)(ii) below will apply for trades in China Connect Listed Stock.  Each Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker.  Each Client acknowledges and agrees that, prior to issuing trading instructions, it must, in respect of each transaction, ensure it has: (i) sufficient Yuan Renminbi — CNH (or CNY for Bonds) or, as the case may be, US Dollars-USD or Hong Kong Dollars-HKD, for a purchase of China Connect Securities in its Cash Account (as defined below); and/or (ii) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account/Record and corresponding SPSA account/China Connect Account.

(d)         Each Client shall provide to BNYM such information as BNYM may reasonably require to be provided for the China Connect Service, including the particulars of the Client’s appointed Brokers from time to time, and each Client authorises BNYM to disclose such details to the Subcustodian. Each Client acknowledges and agrees that the pre-trade checking procedure of SEHK for China Connect Listed Stock will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and must be satisfactory to the Client’s executing Brokers (and each Client is responsible for ensuring sufficient China Connect Securities for a sale as noted in paragraph (c) above).  Each Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its reasonable discretion necessary for completing the settlement of trades of China Connect Securities. Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities for a trade into or out of the relevant SPSA account/China Connect Account.

(e)          (i) Standard Settlement - China Connect Listed Stock. Each Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Listed Stock may not occur on the trade date.  Each Client’s title, property or interests in China Connect Listed Stock shall be subject to the “Securities on hold” provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Listed Stock shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC. Accordingly, settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilise the same day cash settlement run to achieve settlement on trade date, but this is not mandatory and settlement may still occur later than the trade date (T+1) where the same day cash settlement run is not utilised and a buying broker/counterparty’s payment is only received fully and irrevocably in the morning of T+1 (local time). For a sale the Subcustodian will debit the relevant Client’s China Connect Listed Stock from the relevant SPSA account/China Connect Account and provide provisional credit of settlement and proceeds which BNYM will then credit to the relevant Client’s cash account(s) with BNYM which is designated for use in respect of such Client’s China Connect Account (Cash Account) on the trade date.  However, the Subcustodian may reverse/recall any provisional credit (and BNYM reserves the right to reverse/recall such credit as made in a Cash Account) in the event of buying broker/counterparty default or any other failure to receive funds. (Standard Settlement for sales is not, therefore, suitable for all Clients because of this risk and account set-up should elect for settlement models as referred to below.) Where there is a requirement for a reversal/recall of credit, the relevant Client shall be responsible for having available funds for such reversal/recall and BNYM reserves the right to charge the relevant Client’s Cash Account for the reasonable expenses of providing funds (including in circumstances where the Subcustodian requires the payment of such expenses). Such remedies as may be available for recovery will be for BG Funds or the relevant Client to pursue through HKSCC under the General Rules of CCASS and its Default Participant policy and the defaulting buying broker/counterparty.

(ii) Plus Service Settlement. Where, however, HSBC Broker is the executing Broker for a Client on a sale trade of China Connect Listed Stock, the settlement mentioned above is always on the basis that the trade will be on a delivery versus payment basis on trade date subject to the Client meeting its requirements under paragraph (c) above and BNYM thereby issuing settlement instructions (i.e., this is offered synthetic delivery versus payment). Likewise, where a Designated Connect Broker is the executing broker the Subcustodian will debit the relevant China Connect Listed Stock from the relevant SPSA account/China Connect Account and provide credit of settlement and fund proceeds which BNYM will then credit to the relevant Client’s Cash Account on trade date and this will not be dependent on the settlement run.

(iii) RDVP/RRVP. SEHK has also implemented Real Time Delivery Versus Payment (RDVP/RRVP) settlement for SPSA transactions but this is not a mandatory settlement feature and it is dependent on a Client agreeing this with its Broker. RDVP/RRVP will also be dependent on the correct instructions being in place (as referred to in the Service Level Description).  Trades must be matched in order for there to be RDVP settlement; unmatched trades may result in a fail. BNYM does not allow settlement instructions to be adjusted in case the Broker is not matching on the RDVP/RRVP field, as they would fall into the settlement mode as described under settlement finality under the Standard Settlement model described above (which may be delayed until SD+1).  If the trade is matched, the relevant securities are put on hold in the selling broker’s account but RDVP settlement also requires that the selling broker’s cash account receive the cash by 18:00 Hong Kong time (for HKD or USD) or 19:00 Hong Kong time (for CNH).  Failure of the stock receiver/buying broker to make the cash transfer will result in trade failure (the stock will not transfer to the account of the stock receiver/buying broker’s account in the event of a failed sale).  If cash is received by the required time, HKSCC will release securities and settlement will occur on trade date.

(iv) Purchase trades of China Connect Listed Stock. Purchase trades and their settlement will be dependent on the executing Broker for a Client meeting the requirements of full, good and irrevocable payment to HKSCC as noted above (settlement can occur on trade date or may be deferred to T+1 as explained above or can be deferred where delayed settlement is agreed) and will be on a receive versus payment basis.  Where HSBC Broker or a Designated Connect Broker is the executing broker for the purchase, settlement will be on trade date (or the date instructed by a Client for delayed settlement, where agreed) on a receive versus payment basis notwithstanding the market/HKSCC good and irrevocable payment requirement (i.e., this is offered synthetic receive versus payment).

(v) Settlement - Sales and purchases of China Connect Bonds. Each Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Bonds will be in CNY and will be settled on the Client instructed date (which can be trade date, T+1 or T+2) on a delivery (receive) versus payment basis where either CCDC or SCH is the depository and settlement venue on a fully matched and affirmed transaction by CCDC or SCH.  Settlement instructions will be matched and affirmed at CCDC or SCH by 12:00 Hong Kong time (or other timing as may be stipulated by the market) on settlement date, at which point, and if affirmed by the relevant Broker as market maker/counterparty and CMU, CCDC or SCH will block the China Connect Bonds earmarked for the trade. Cash for a purchase of China Connect Bonds must be received by 17:00 Hong Kong time (or other timing as may be stipulated by the market) at CCDC or SCH.  Settlement is effected by 17:00 Hong Kong time (or other timing as may be stipulated by the market).  For a sale, China Connect Bonds will be credited to the relevant Broker as market maker/counterparty and the transfer of corresponding cash proceeds made to the CMU account of the relevant Broker as market maker/counterparty.  Upon receipt of cash proceeds, CMU will transfer the funds to the Subcustodian for onward credit to BNYM for the relevant Client.  For a purchase, CCDC or SCH will credit China Connect Bonds to a CMU account and the corresponding cash proceeds to the relevant Broker as market maker/counterparty. CMU will settle the transaction in its system and send an advice to the Subcustodian for onward credit of China Connect Bonds to the relevant China Connect Account. Paragraph (g) below details the exceptional circumstances in which trades may fail.

(f)           Each Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in the Client’s BNYM China Connect Account/Record or relevant SPSA account/China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements).  Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, the relevant Client shall reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and shall provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises.  For the avoidance of doubt, each Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing the Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)          Trades in China Connect Securities can fail in certain circumstances (including if a Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming or are late); short positions, day trading and partial settlement are not permitted.  In respect of trades in China Connect Listed Stock, where there is a failure of delivery of China Connect Listed Stock from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure may be commenced under provisions of the General Rules of CCASS against that executing Broker.  The executing Broker will be permitted to submit an explanation to HKSCC within a short duration at the end of that trading day to explain the shortfall due from a failed delivery from an SPSA account.  If HKSCC accepts the explanation, the “Securities on hold” provisions for delivery (and withholding from selling arrangement) will not apply to all China Connect Listed Stock of that same security/share or ISIN in the relevant SPSA account/China Connect Account and pending deliveries will be processed for settlement with the failed trade being subject to the buy-in procedure.  HKSCC may grant a buy-in exemption in respect of a failed delivery from an SPSA account but this will be subject to evidencing that there are sufficient securities available to cover the shortfall.  If the conditions are met, the buy-in will be waived, however, in the absence of waiver a buy-in will be enforced the next trading day.  The relevant Client may be made responsible for the costs/penalty resulting from any default by the executing Broker where buy-in is utilised. Where there is a failure on a purchase, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the applicable Cash Account, however, the Broker may claim its cost of funding and expenses from the Client.  Trades in China Connect Bonds may fail, through a party default or due to trades not matching exactly which may be more prevalent for trades where CCDC is the depositary and settlement venue (and CMU cash arrangements are currently with Bank of China and where settlement confirmation is through the relevant Broker as market maker/counterparty).  Any failed trade in respect of China Connect Bonds will require a report and explanation to CMU and CFETS as to the reasons for the failure by the defaulting party to the trade. Each Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)         Each Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service.  Each Client therefore further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, the Hong Kong and PRC regulators, the stock exchanges and trading platforms of Hong Kong and PRC and the depositories in PRC, CMU rules and CCASS generally and as each of the same concern the China Connect Service, and activities arising from the China Connect Service and/or regarding investments in China Connect Securities.  Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest).  For the avoidance of doubt, each Client acknowledges and agrees that: (i) BNYM’s duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether any Client is eligible to invest in China Connect Securities and each Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i)             Each Client acknowledges and agrees that: (i) China Connect Listed Stock is held centrally by HKSCC for the account of the CCASS participant (in this case, the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the PRC; and (ii) China Connect Bonds are held centrally by CMU in an omnibus account with SCH and/or CCDC designated for the Hong Kong Monetary Authority and that CMU and CCDC and SCH are intermediaries and depositories in Hong Kong and the PRC. Accordingly, such holdings will be subject to the requirements and laws of these jurisdictions and as the same apply to any Client’s title, property or interests in such China Connect Securities.

(j)            Each Client understands that China Connect Securities are uncertificated and are held by HKSCC or the Hong Kong Monetary Authority/CMU in computerised form for (i) China Connect Listed Stock, in an account maintained by HKSCC with China Connect Clearing House and (ii) China Connect Bonds, in an account maintained by the Hong Kong Monetary Authority/CMU at CCDC and/or SCH, and therefore China Connect Securities credited to each Client’s China Connect Account are not registered or recorded with any of China Connect Clearing House, CCDC or SCH in BG Funds’ name, the Client’s name, Subcustodian’s name or BNYM’s name. All China Connect Securities will be recorded in the name of the relevant nominee/omnibus account holder.  BNYM cannot guarantee nor does it take any liability or responsibility for any Client’s investment in China Connect Securities and any Client’s title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the PRC (and any conflict between the same).

(k)         BNYM acknowledges that as of the date of this Letter each of HKSCC, China Connect Clearing House, CMU, SCH and CCDC is an “eligible securities depository” as defined in Rule 17f-7 under the Investment Company Act of 1940.

(l)             Each Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC, in respect of China Connect Listed Stock trades, receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC’s aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to a Client’s China Connect Service transactions such Client shall have no recourse against BNYM with respect thereto.

(m)     Each Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Connect Service. These include the following (such list is not exhaustive): Investment Restrictions, Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(n)         Each Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any Broker or stock exchange in connection with the China Connect Service.

(o)         [Reserved.]

(p)         Each Client and BNYM acknowledge and agree that such Client will pay the fees and expenses associated with BNYM’s services under this Letter as agreed between such Client and BNYM (and as such fees and expenses are amended from time to time as provided in the CA).

(q)         No provision of this Letter may be amended except in a writing signed by BG Funds and BNYM.

(r)            If a Client wishes to terminate its use of the China Connect Service under this Letter with BNYM and/or its trading of China Connect Listed Stock or China Connect Bonds, it will provide 30 days written notice of termination to BNYM. BNYM may terminate its provision of services under this Letter with respect to a Client (or service for China Connect Listed Stock or China Connect Bonds) by 60 days written notice of termination to the Client.  Each Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of the Client or a particular Connect service and that the Client is at particular risk of such termination if paragraphs (c) and (d) above or any other terms of this Letter are breached (HSBC Termination).  BNYM shall by written notice to a Client terminate its relevant services under this Letter with respect to such Client at such time that the HSBC Termination takes place with respect to such Client, and notwithstanding the 60 day notice provision set forth above BNYM’s provision of such services under this Letter shall terminate at the time that the HSBC Termination takes place.

Without limitation to the foregoing, each Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian reasonably considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise).  Each Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA.  For clarity, the services provided in connection with the China Connect Service are part of BNYM’s performance of its services under the CA.  Except as contemplated in and as modified by the terms of this Letter, the terms of the CA shall apply to the provision of services in connection with the China Connect Service; in clarification of the preceding provisions of this sentence, with respect to the provision of services in connection with the China Connect Service any difference between an item as stated in this Letter and the terms of the CA shall be resolved entirely in favour of the item as stated in this Letter.  This Letter shall be governed by and construed in accordance with the same governing law as in the CA.  For the avoidance of doubt, this Letter does not affect the duties or obligations of BNYM under the FCMA.

Upon the date of this Letter, if a Client listed in Appendix A hereto is listed on Appendix A of a prior letter relating to the China Connect Service, such prior letter shall be of no force or effect with respect to such Client.

A copy of the Agreement and Declaration of Trust establishing BG Funds is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Letter is executed on behalf of BG Funds by officers of BG Funds as officers and not individually and the obligations of or arising out of this Letter are not binding upon any of the Trustees, officers or shareholders of BG Funds or any Client individually but are binding only upon the assets and property belonging to the Clients.

Agreed and accepted by

/s/ Julie Paul
For and on behalf of
Baillie Gifford Funds

Separately and not jointly on behalf of each series listed on Appendix A hereto

Acknowledged by

/s/ Robert C. Jordan
The Bank of New York Mellon

Appendix A

Client	Service [state China Connect
Listed Stock; China Connect
Bonds; or Both]

The Asia Ex Japan Fund

The EAFE Fund

The EAFE Choice Fund

The EAFE Pure Fund

The Emerging Markets Fund

The Global Alpha Equity Fund

The Global Select Equity Fund

The International Concentrated Growth Fund

The International Equity Fund

The International Choice Fund

The International Smaller Companies Fund

The Long Term Global Growth Equity Fund

The Positive Change Equity Fund

The U.S. Equity Growth Fund

The Multi Asset Fund